Exhibit 99.1

April 18, 2013

Dear Owens Mortgage Investment Fund Limited Partner:

A special meeting of limited partners of Owens Mortgage Investment Fund, a California Limited Partnership (“OMIF”) was held on April 16, 2013 to consider and act upon the proposal to convert OMIF to a publicly-traded real estate investment trust (a “REIT”). We are pleased to announce that the proposal has been approved by OMIF’s limited partners. The final results of the votes on the proposal were as follows:

Votes Cast For	Votes Cast Against	Votes Abstained	Votes Not Cast
171,602,469	70,065,643	1,666,107	34,229,870

In the coming weeks, management of OMIF expects to meet again with representatives of the New York Stock Exchange to prepare for the completion of converting OMIF to a publicly-traded REIT.  There are also other items that will need to be addressed prior to completing the conversion and we intend to keep limited partners informed of material developments relating to this process.

We would like to express our gratitude to everyone who patiently considered the proposal.

Sincerely,

William C. Owens
Chairman, President and Chief Executive Officer
Owens Financial Group, Inc., the sole general partner of Owens Mortgage Investment Fund, a California Limited Partnership

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This communication may contain statements that constitute forward-looking statements, and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Owens Mortgage Investment Fund to be materially different from future results, performance or achievements expressed or implied by these forward-looking statements.

In some cases you can identify forward-looking statements by terms such as “anticipate,” “project,” “may,” “intend,” “might,” “will,” “could,” “would,” “expect,” “believe,” “estimate,” “potential,” by the negative of these terms and by similar expressions. These forward-looking statements reflect Owens Mortgage Investment Fund’s current views with respect to future events and are based on assumptions and subject to risks and uncertainties, many of which are beyond their ability to control or predict. You should not put undue reliance on any forward-looking statements. These forward-looking statements present Owens Mortgage Investment Fund’s estimates and assumptions only as of the date of this communication.

Important factors that could cause actual results to differ materially and adversely from those expressed or implied by the forward-looking statements are listed in the proxy statement/prospectus mailed you to on or about February 14, 2013. The list of factors contained in the proxy statement/prospectus that may affect future performance and the accuracy of forward-looking statements is illustrative but by no means exhaustive. Therefore, all forward-looking statements should be evaluated with the understanding of their inherent risk and uncertainty. Except for Owens Mortgage Investment Fund’s ongoing obligations to disclose material information as required by U.S. federal securities laws, the company does not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date of this communication.